                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, For Use of the Com-
                                               mission Only (as permitted by
                                               Rule 14a-6(e) (2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12

                               SL Industries, Inc.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person (s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
        [X] No fee required.
        [ ] Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and
            0-11.

        (1) Title of each class of securities to which transaction applies:

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        (2) Aggregate number of securities to which transaction applies:

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        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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        (4) Proposed maximum aggregate value of transaction:

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        (5) Total fee paid:

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        [ ] Fee paid previously with preliminary materials:

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        [ ] Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1) Amount previously paid:

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        (2) Form, Schedule or Registration Statement No.:

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        (3) Filing Party:

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        (4) Date Filed:

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
                                                               December 27, 2001



Dear Fellow SL Industries Shareholder:

By now you should have received the company's proxy material relating to the annual meeting of shareholders scheduled for January 22, 2002. You may have also received another set of proxy material from a group of dissident shareholders calling itself the RORID Committee headed by Warren Lichtenstein that is attempting to take control of your company by electing their own slate of directors. WE STRONGLY URGE YOU TO PROVIDE US WITH YOUR PROXY BY VOTING THE ENCLOSED WHITE PROXY CARD AND DISREGARDING THE GOLD PROXY CARD SOLICITED BY THE RORID COMMITTEE.

                 WHO ARE THESE DISSIDENTS AND WHAT DO THEY WANT?

We believe that the RORID Committee is a group led by Warren Lichtenstein, one of the five dissident nominees for director. Mr. Lichtenstein and his associates regularly engage in proxy fights to take control of small cap companies. It's important to note that:

    - Two other nominees are employees of companies controlled by Mr. Lichtenstein.
    - The fourth nominee is a lawyer for Mr. Lichtenstein's investment partnership.
    - The fifth nominee also works with Mr. Lichtenstein on his takeover contests.

IF THE LICHTENSTEIN GROUP'S NOMINEES ARE SUCCESSFUL IN THEIR CAMPAIGN TO WREST CONTROL OF YOUR BOARD OF DIRECTORS AND YOUR COMPANY, WILL THEY OWE THEIR ALLEGIANCE TO MR. LICHTENSTEIN? WILL THEY - BASED ON THEIR TRACK RECORD - MANAGE THE COMPANY FOR THE BENEFIT OF ALL SHAREHOLDERS?

As stated in the Lichtenstein group's proxy materials, in Mr. Lichtenstein's discussions with us and in his statements in the media, the Lichtenstein group advocates an IMMEDIATE sale of your company. In a recently published article, Mr. Lichtenstein declared, in referring to your company, "We've nominated five people to the board, and we want to see the company sold." Further, as stated in his group's proxy materials, "It is the Committee's position that SL should be sold in its entirety AT THE CURRENT TIME."

Why are we opposed to the immediate "fire sale" of the Company?

WE BELIEVE THAT THE IMMEDIATE SALE OF OUR COMPANY IS NOT IN THE BEST INTERESTS OF ALL SL SHAREHOLDERS AND IS INCONSISTENT WITH THE BOARD'S ONGOING PROGRAM TO MAXIMIZE SHAREHOLDER VALUE.

Your board of directors fully understands its fiduciary responsibility to maximize shareholder value, and the board has taken actions to do so. This year we retained the investment banking firm of Credit Suisse First Boston Corporation ("CSFB") to assist us in thoroughly evaluating the strategic alternatives available to our company, including the sale of all or parts of SL Industries. After exhaustive efforts and with the advice of CSFB, we concluded that due to the difficult financial and economic environment, among other factors, potential purchasers discounted their preliminary bids to levels that were not reflective of the value of our business.

We believe that the company should be sold as soon as reasonably practicable but not in a "fire sale." Unlike the Lichtenstein group, we are convinced that the best course of action is to manage the Company to optimize its operating performance and strengthen its balance sheet so that when a suitable purchaser for SL or its business units is found - which we hope will be sooner rather than later - we will be able to negotiate a purchase price that gives shareholders the maximum value for their investment in the company.

THE CURRENT BOARD OF DIRECTORS WILL CONTINUE TO EVALUATE ANY AND ALL ALTERNATIVES THAT CAN BRING SHAREHOLDERS THE GREATEST VALUE.

We believe that our strategies will result in higher returns for our shareholders than could be achieved from the immediate sale of our company at "fire sale" prices. THROUGH AGGRESSIVE CASH MANAGEMENT, COST REDUCTIONS AND DISCONTINUING THE OPERATIONS OF TWO OF OUR FOUR MEXICAN FACILITIES, WE HAVE SIGNIFICANTLY ENHANCED OUR FINANCIAL CONDITION OVER THE PAST SEVERAL MONTHS. We feel that with an anticipated economic recovery in 2002, we will be well positioned to generate improved financial results, increasing the potential realizable value from SL or its business units.

    WHY IS LICHTENSTEIN ATTACKING SL INDUSTRIES STOCK PERFORMANCE?

The dissident group's proxy materials state that the decrease in our company's share price is directly linked to our management's and our directors' efforts. This statement ignores adverse conditions affecting SL's core markets, the economy in general and small cap companies, specifically. In a recently published article, the principal of an investment partnership stated:

        "In times like these, small cap companies are out of favor....There is no catalyst to help the stocks of these companies go up. ...Everyone likes big caps, no one likes small caps. Everyone likes value, no one likes growth. Institutional investors can't take a big enough position to make small caps worth their while. These companies, sometimes called orphan stocks, are being neglected...."

IT'S INTERESTING THAT THE SOURCE OF THIS STATEMENT IS WARREN LICHTENSTEIN!

WHAT IS LICHTENSTEIN'S TRACK RECORD IN MANAGING OTHER COMPANIES?

It seems as though Mr. Lichtenstein has been most selective in disclosing, in his group's proxy statement, his track record with companies that he has controlled.

We thought that it would be informative to view the stock price performance of some of the other companies on whose boards Mr. Lichtenstein and certain members of the Lichtenstein group serve.

        TANDYCRAFTS, INC.  (PINK SHEETS: TACR)

        -       NOVEMBER 21, 2000     The day on which Mr. Lichtenstein was elected to the board of directors.

        -       GLEN KASSAN, MARK     The other members of the RORID Committee on the board of
                SCHWARZ               Tandycrafts.

        -       MAY 14, 2001          The day Tandycrafts shares were delisted from the New York
                                      Stock Exchange.

        -       MAY 15, 2001          The day Tandycrafts filed for bankruptcy protection.

        -       ZERO                  The number of annual and quarterly reports that have been
                                      filed by Tandycrafts since Messrs.Lichtenstein, Kassan and
                                      Schwarz have served as directors. Each failure to file is a violation of SEC regulations.

        -       123,000 SHARES        The number of Tandycrafts shares given by Tandycrafts to
                                      companies controlled by Messrs. Lichtenstein and Schwarz to settle litigation relating to a proxy fight.

        -       ZERO                  The number of Tandycrafts shares received by Tandycrafts' other shareholders in connection with the proxy fight.

        PUROFLOW INCORPORATED (OTC BULLETIN BOARD: PFLW)

        -       SEPTEMBER 16, 1999    The day on which Mr. Lichtenstein was elected to the board of directors.

        -       $11.25                Share price on September 17, 1999 (adjusted to account for the
                                      1 for 15 reverse stock split effected on October 9, 2001).

        -       $5.50                 Share price on December 24, 2001.

        -       51%                   Percentage share value loss from September 17, 1999 to
                                      December 24, 2001.

        WEBFINANCIAL CORPORATION (NASDAQ: WEFN)

        -       NOVEMBER 20, 1996     The day on which Mr. Lichtenstein was elected to the board of directors.

        -       CEO & PRESIDENT       The executive positions with WebFinancial currently held by
                                      Mr. Lichtenstein.

        -       MARK SCHWARZ          The other member of the RORID Committee on the board of
                                      WebFinancial.

        -       GLEN KASSAN           The member of the RORID Committee who serves as the Vice
                                      President, CFO and Secretary of WebFinancial.

        -       $3.50                 Share price on November 20, 1996 (adjusted to account for the
                                      1 for 2 reverse stock split effected on November 23, 1998).

        -       $2.68                 Share price on December 24, 2001.

        -       23%                   Percentage share value loss from November 20, 1996 to December
                                      24, 2001.

        -       187% TRAIL PEER       According to WebFinancial's 2001 proxy materials, the
                GROUP                 percentage by which WebFinancial's share price performance has trailed its peer group index for the
                                      period of January 31, 1996 through
                                      December 31, 2000.

GATEWAY INDUSTRIES, INC. (OTC BULLETIN BOARD: GWAY)

        -       MAY, 1994             Month and year in which Mr. Lichtenstein was elected to the board of directors.

        -       $3.594                Share price on May 11, 1994 (the lowest closing price in the month of May in 1994 adjusted to account for the 1 for 5
                                      reverse stock split on September 22, 1994).

        -       $.98                  Share price on December 21, 2001.

        -       73%                   Percentage share value loss from May 11, 1994 to December 21,
                                      2001.

 MR. LICHTENSTEIN WAS PART OF A GROUP OF DEFENDANTS THAT WERE ENJOINED BY A UNITED STATES FEDERAL DISTRICT COURT JUDGE FROM VOTING CERTAIN OF THEIR SHARES IN A PROXY FIGHT FOR CONTROL OF A SMALL CAP MEDICAL EQUIPMENT COMPANY. THE COURT ISSUED AN ORDER DATED FEBRUARY 29, 1996, GRANTING, IN PART, THE COMPANY'S MOTION FOR A PRELIMINARY INJUNCTION AGAINST MR. LICHTENSTEIN AND THE OTHER DEFENDANTS, ON THE GROUNDS THAT THE COMPANY HAD DEMONSTRATED A PROBABILITY OF SUCCESS ON THE MERITS OF ITS ASSERTION THAT THE DEFENDANTS, INCLUDING MR. LICHTENSTEIN, HAD VIOLATED THE FEDERAL SECURITIES LAWS.

 A SCHEDULE 13D AMENDMENT FILED BY MR. LICHTENSTEIN, STEEL PARTNERS II, L.P., AN INVESTMENT PARTNERSHIP CONTROLLED BY MR. LICHTENSTEIN, AND OTHERS DISCLOSED THAT ON SEPTEMBER 27, 2001, STEEL SOLD 1,536,100 SHARES OF TANDYCRAFTS COMMON STOCK IN THE OPEN MARKET. WE DO NOT UNDERSTAND HOW THE SALE OF APPROXIMATELY 12.5% OF TANDYCRAFTS' OUTSTANDING SHARES IN THE OPEN MARKET BY STEEL, AN AFFILIATE OF TANDYCRAFTS, WAS LEGALLY ACCOMPLISHED WITHOUT THE FILING OF A REGISTRATION STATEMENT. MOREOVER, FROM OCTOBER 30, 2001 THROUGH NOVEMBER 1, 2001, STEEL PURCHASED 1,585,399 SHARES OF TANDYCRAFTS COMMON STOCK, DESPITE THE FACT THAT TANDYCRAFTS WAS NOT CURRENT IN ITS SEC FILINGS.

           PROTECT YOUR INVESTMENT - REJECT LICHTENSTEIN'S "FIRE SALE" PLATFORM - VOTE THE ENCLOSED WHITE PROXY CARD FOR YOUR SL
                                DIRECTORS TODAY!

Your vote at this year's annual meeting is particularly important. Regardless of the number of shares you own - every share counts - we urge you to vote FOR the directors on the enclosed WHITE proxy card and to disregard the GOLD proxy card when you receive it.

Even if you have already voted a GOLD proxy card, it is not too late to change your mind, and you have every legal right to do so. Simply sign and date the enclosed WHITE proxy card and return it in the envelope provided. Only the latest dated proxy will be counted at the meeting.

If you have any questions or require assistance in voting your proxy, please call MacKenzie Partners at (800) 322-2885. Thank you for your continued support.

Sincerely,


Owen Farren
Chairman of the Board